Exhibit 10.48

Spousal Consent Letter

I, MOU Yihong ( ) (ID Card No.:***), spouse of GONG Yu ( ) (ID Card No.:***), hereby issue this consent letter unconditionally and irrevocably with respect to the shares held by GONG Yu in iQIYI Pictures (Beijing) Co., Ltd. (the “Pictures Company”)as follows:

I understand that:

(1)	All the shares held by GONG Yu in the Pictures Company shall be disposed of according to the Exclusive Share Purchase Agreement entered into by and between GONG Yu and Beijing iQIYI New Media Science and Technology Co., Ltd. (“WFOE”) on August 30, 2017, and the shares are under control by WFOE and/or its subsidiaries through a series of agreements;

(2)	GONG Yu and WFOE executed the Loan Agreement on August 30, 2017, the entire loan WFOE provides to GONG Yu pursuant to the Loan Agreement will be used by GONG Yu to pay for the amount of contribution;

(3)	All the shares GONG Yu holds in the Pictures Company will be disposed of pursuant to the Share Pledge Agreement executed by GONG Yu, WFOE and the Pictures Company on August 30, 2017;

(4)	All the shares GONG Yu holds in the Pictures Company will be disposed of pursuant to the Exclusive Management Consulting and Business Cooperation Agreement executed by GONG Yu, WFOE and the Pictures Company on August 30, 2017;

(5)	All the shares GONG Yu holds in the Pictures Company will be disposed of pursuant to the Power of Attorney issued by GONG Yu to WFOE on August 30, 2017.

I confirm that I know and agree with GONG Yu’s execution of the abovementioned Exclusive Share Purchase Agreement, Loan Agreement, Share Pledge Agreement, Exclusive Management Consulting and Business Cooperation Agreement, and Power of Attorney (collectively referred to as “Transaction Documents” hereinafter), and his disposal of the relevant shares in the Pictures Company pursuant to the provisions of the Transaction Documents. I will not, at any time, take conduct any act to interfere with the disposal of the abovementioned shares or claim any right or interest over them, including but not limited to claiming that the abovementioned shares in the Pictures Company belong to the matrimonial community property jointly owned by me and GONG Yu. I further confirm that, my separate authorization and consent are not needed for GONG Yu’s performance of the abovementioned Transaction Documents and further amendment or termination of any of the Transaction Documents.

I undertake to execute all the necessary documents, and conduct all the necessary acts, to ensure the proper performance of the Transaction Documents (as amended from time to time).

I hereby further acknowledge, confirm and unconditionally and irrevocably agree that, if the marital relation between GONG Yu and me is dissolved, then (1) to the extent permitted by applicable laws, the shares GONG Yu holds in the Pictures Company is personal property of exclusive nature and such property shall not be determined as the matrimonial community property and shall not be divided; (2) in the event that the first provision of this paragraph contravenes applicable laws and I acquire any of the abovementioned shares (“Spousal Interests”) in the form of matrimonial community property or other matrimonial property rights, GONG Yu shall be entitled to purchase from me the shares in whole or in part (“Special Option”). A written notice shall be delivered to me when exercising the Special Option (“Exercise Notice”). The Exercise Notice shall state the fair value of the Spousal Interests to be purchased. If I object the fair value of the Spousal Interests stated in the Exercise Notice, I shall inform GONG Yu in writing on the same date I receive the Exercise Notice. In the case I send a written notice, the fair value of such Spousal Interests shall be determined by a qualified appraiser jointly selected by GONG Yu and me. In the event that GONG Yu and I fail to reach an agreement on selection of the appraiser within ten (10) days after the execution date of the Exercise Notice, the two parties shall each select a qualified appraiser and the two appraisers shall a qualified third-party appraiser to determine the final fair value. The costs of the appraisers shall be borne by me. The closing shall occur on the tenth (10th) day after the appraisal completes.

I agree and undertake that, in the event I acquire any share in the Pictures Company for whatever reason (including reasons such as that GONG Yu does not exercise the Special Option), I shall be subject to the restrictions by the Transaction Documents (as amended from time to time) and shall comply with the obligations of a shareholder of the Pictures Company under the Transaction Documents (as amended from time to time). For this purpose, once WFOE requests, I will execute a series of documents of which the formats and contents are fundamentally the same as the Transaction Documents (as amended from time to time).

I further agree and undertake that, I will not in any circumstance conduct any act, bring any claim or initiate any litigation for any purpose in conflict with the arrangements above, whether directly or indirectly, and whether actively or passively.

This Spousal Consent Letter is governed by and interpreted according to the laws of PRC, and the principles in conflicts of laws shall not be considered. I hereby agree to keep confidential the existence and content of this Spousal Content Letter. I acknowledge that I have been advised to engage an independent consultant for preparation of this Spousal Consent Letter and have expressly rejected that advice.

Signature:	/s/ MOU Yihong

August 30th, 2017

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